SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No.  )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                               INSILCO HOLDING CO.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                               INSILCO HOLDING CO.







                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                   TO BE HELD

                                OCTOBER 16, 2002

                                       AND

                                 PROXY STATEMENT







                                    IMPORTANT

                      PLEASE MARK, SIGN AND DATE YOUR PROXY
                 AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE

                               INSILCO HOLDING CO.
                              425 METRO PLACE NORTH
                               DUBLIN, OHIO 43017
                                 (614) 792-0468



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD OCTOBER 16, 2002


                                                             September 16, 2002


To the Stockholders of Insilco Holding Co.:

     NOTICE is hereby given that the Annual Meeting of Stockholders of Insilco Holding Co., a Delaware corporation (the "Company"), will be held at the Corporate Headquarters of Insilco Holding Co. at 425 Metro Place North, Dublin, Ohio 43017 on October 16, 2002, at 10:00 a.m., local time, for the following purposes:

     1. To elect four directors, each for a one-year term expiring at the Annual Meeting of Stockholders in 2002.

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Owners of Common Stock of the Company of record at the close of business on August 23, 2002 will be entitled to vote at the meeting.

     Whether or not you plan to attend the meeting, please date, sign and mail the enclosed proxy in the envelope provided.

     A copy of the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2001, is enclosed. Thank you for your cooperation.


                                          By Order of the Board of Directors

                                          David A. Kauer
                                          President and Chief Executive Officer

                               INSILCO HOLDING CO.
                              425 METRO PLACE NORTH
                               DUBLIN, OHIO 43017
                                 (614) 792-0468

                                                             September 16, 2002


                               PROXY STATEMENT FOR
                       2002 ANNUAL MEETING OF STOCKHOLDERS

                                  INTRODUCTION

     This Proxy Statement is furnished to the stockholders of Insilco Holding Co., a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Corporate Headquarters of Insilco Holding Co. at 425 Metro Place North Dublin, Ohio, 43017, on October 16, 2002, at 10:00 a.m., local time, and at any adjournment or postponement thereof. The Proxy Statement and the enclosed proxy are being mailed to the stockholders on or about the date set forth above.

     All shares represented by properly executed proxies received by the Board of Directors pursuant to this solicitation will be voted in accordance with the stockholder's directions specified on the proxy or, in the absence of specific instructions to the contrary, will be voted in accordance with the Board of Director's unanimous recommendations, which are FOR the election of James E. Ashton, Thompson Dean, George A. Peinado and David A. Kauer as directors of the Company; and, at the discretion of the persons acting under the proxy, to transact such other business as may properly come before the meeting or any adjournment thereof.

     A proxy may be revoked, without affecting any vote previously taken, by written notice mailed to the Company (attention Chief Executive Officer or Corporate Secretary) or delivered in person at the meeting, by filing a duly executed, later dated proxy, or by attending the meeting and voting in person.

     A majority of the outstanding shares of the Company will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. The election of each director nominee requires the favorable vote of a plurality of all votes cast by the holders of Common Stock at a meeting at which a quorum is present. Only shares that are voted for a particular nominee will be counted towards such nominee's achievement of a plurality. Abstentions and broker non-votes are not counted toward such nominee's achievement of a plurality and, thus, will have no effect. Each other matter to be submitted to the stockholders at this meeting requires the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote. Therefore, on all matters other than the election of directors, abstentions will be counted and will have the effect of a negative vote; broker-for-votes will not be counted and, thus, will have no effect.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

VOTING RIGHTS

     Only stockholders of record at the close of business on August 23, 2002, are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. At August 23, 2002, the Company had 1,480,849 outstanding shares of Common Stock, $.001 par value (the "Common Stock"). Each stockholder is entitled to one vote for each share held. There are no cumulative voting rights in the election of directors. See also, "Information Concerning Directors, Executive Officers and Principal Stockholders."


                              ELECTION OF DIRECTORS

     Management has nominated James E. Ashton, Thompson Dean, George A. Peinado and David A. Kauer for election as directors of the Company, each to serve for a term of one year and until his successor is duly elected and qualified. The shares represented by the enclosed proxy, if returned duly executed and unless instructions to the contrary are indicated thereon, will be voted FOR the nominees. If for any reason a nominee should not be a candidate for election at the time of the meeting (which management does not expect), the proxies may be voted for a substitute nominee in the discretion of those named as proxies. The election of each nominee requires the favorable vote of a plurality of all votes cast by the holders of Common Stock. David Y. Howe, former director, resigned effective September 6, 2001. John F. Fort II, former director, resigned effective March 1, 2002.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH NOMINEE FOR DIRECTOR.

     The following table sets forth the name, age and business experience of the nominees for election as directors of the Company. Each director has held the occupation indicated for more than the past five years unless otherwise indicated.


                        NAME AND BUSINESS EXPERIENCE                         AGE
                        ----------------------------                         ---
THOMPSON DEAN                                                                 43

Mr. Dean is a Managing Director and Head of Leveraged Corporate Private Equity for Credit Suisse First Boston (CSFB). He is responsible for CSFB's worldwide leveraged buyout business. Mr. Dean joined DLJ (predecessor to CSFB) in 1988 as a Vice President in DLJ's Merchant Banking Group. In 1991, he was named a Managing Director and in 1995 became the Managing Partner of DLJ Merchant Banking Partners. He serves as Co-Chairman of the investment committee and Managing Partner of each of MBP I, MBP II and MBP Funds. Mr. Dean serves as Chairman of the Board of Arcade Holding Corporation and Von Hoffman Press, Inc., and as a director of DeCrane Aircraft Holdings, Inc., and Formica Corporation, Manufacturers' Services Limited and Mueller Holdings (N.A.), Inc.

GEORGE A. PEINADO                                                             32

Mr. Peinado is a Principal in DLJ Merchant Banking Partners, II, L.P. ("DLJMB"), an affiliate of Credit Suisse First Boston. Prior to DLJMB, Mr. Peinado was an Associate with Donaldson, Lufkin & Jenrette Securities Corporation. Prior to business school, Mr. Peinado worked as an Analyst at Morgan Stanley & Co. Mr. Peinado received his MBA from The Tuck School at Dartmouth in 1997 and his BA in International Relations and Economics from Stanford University in 1992. Mr. Peinado is also on the Board of Directors of ThermaSys Holding Company and TransVision Technologies Holdings, Inc.

JAMES E. ASHTON                                                               59

Mr. Ashton served as Chairman and Chief Executive Officer of Precision Partners from 1998 to 2000. From 1997 to 1999, he served as Chairman and Chief Executive Officer of Fiberite, Inc. and from 1989 to 1994 as Vice President and General Manager of the Armament Systems Division of FMC Corporation. He currently is Chairman of the Board of Poco Graphite, Inc., One Neck, TransVision Technologies Holding, Inc., ThermaSys Holding Company and DESA International.

DAVID A. KAUER                                                                46

Mr. Kauer has been President and Chief Executive Officer of the Company since June 1999. Prior to that, he served as Vice President and Chief Financial Officer of the Company from May 1998 to June 1999, as Vice President and Treasurer of the Company from April 1997 to May 1998, and as Treasurer from September 1993 to April 1997. From October 1989 to September 1993, he served as Controller and Treasurer of Johnson Yokogawa Corporation (a joint venture of Yokogawa Electric Corporation and Johnson Controls, Inc.) Mr. Kauer also serves as a director of ThermaSys Holding Company.

Mr. Dean was first elected to the Board of Directors effective August 17, 1998. Mr. Kauer became a director on June 30, 1999; Mr. Peinado became a director on July 14, 2000; and Mr. Ashton became a director on July 1, 2000. Each has served as a director continuously since his election.

                      INFORMATION CONCERNING THE DIRECTORS,
                  EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS

SECURITY OWNERSHIP OF DIRECTORS, OFFICERS, AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information with respect to the beneficial ownership of Company Common Stock as of August 19, 2002, by: (i) any person or group known by the Company to beneficially own more than five percent of the outstanding shares of Company Common Stock; (ii) each of the Company's directors and named executive officers; and (iii) all directors and executive officers as a group.(1)

                                                        SHARES
                                                     BENEFICIALLY  PERCENTAGE OF
        NAME AND ADDRESS OF BENEFICIAL OWNER           OWNED(2)        CLASS
   ------------------------------------------------  ------------  -------------

   DLJ Merchant Banking Partners II, L.P.
     and related Investors (3)(4)..................    1,043,584       70.5%
   399 Venture Partners, Inc. and related
     investors(5)..................................      266,666       18.0%
   Thompson Dean(6)................................            -           -
   George A. Peinado(7)............................            -           -
   James E. Ashton.................................          100           *
   David A. Kauer..................................       14,027           *
   Michael R. Elia.................................        3,977           *
   All directors and executive officers
        as a group (5 persons)(6)(7)...............       18,104        1.2%

*      Represents less than 1%.

(1) On August 17, 1998, a series of transactions involving the Company was completed. These transactions included, among other things, the formation by the Company (then a wholly-owned subsidiary of Insilco Technologies, Inc. ("Insilco"), formerly Insilco Corporation), of a wholly-owned subsidiary ("ReorgSub"), followed by the merger of ReorgSub with and into Insilco (the "Reorganization Merger"), pursuant to which each stockholder of Insilco had his or her shares of Insilco Corporation converted into the same number of shares of the Company and the right to receive $0.01 per share in cash, and the Company became the parent of Insilco.

       Promptly following the Reorganization Merger, a second merger took place pursuant to which Silkworm Acquisition Corporation ("Silkworm"), an affiliate of Donaldson, Lufkin & Jenrette Merchant Banking Partners, II, L.P. ("DLJMB"), merged with and into the Company (the "Merger," and together with the Reorganization Merger, the "Mergers") and each share of the Company's Common Stock was converted into the right to receive $43.47 in cash and 0.03378 of a share of the Company's Common Stock. Thus, as a result of the Mergers, each stockholder of Insilco, in respect of each of his or her shares, received $43.48 in cash and retained 0.03378 of a share of the Company's Common Stock. Concurrently with the consummation of the Mergers, the DLJMB Funds purchased 1,400,000 shares of the Company 15% Senior Exchangeable Preferred Stock due 2012 (the "PIK Preferred Stock"), and warrants to purchase 65,603 shares of the Company's Common Stock at an exercise price of $0.001 per share (the "DLJMB Warrants").

       Following the Mergers, (i) Insilco's existing stockholders retained, in the aggregate, approximately 10.1% (9.4% on a fully diluted basis) of the outstanding shares of the Company's Common Stock; (ii) the DLJMB Funds held approximately 69.0% (69.8% on a fully diluted basis) of the outstanding shares of the Company's Common Stock; (iii) 399 Venture Partners Inc., an affiliate of Citibank, N.A. ("CVC"), purchased shares of Silkworm which in the Merger were converted into approximately 19.3% (17.8% on a fully diluted basis) of the outstanding shares of the Company's Common Stock; and (iv) management of the Company purchased approximately 1.7% (1.5% on a fully diluted basis) of the outstanding shares of the Company's Common Stock.

       Immediately prior to the effectiveness of the Reorganization Merger, each outstanding option to acquire shares of the common stock of Insilco granted to employees and directors, whether or not vested (the "Options") was canceled and in lieu thereof, each holder of an Option received a cash payment in an amount equal to (x) the excess, if any, of $45.00 over the exercise price of the Option multiplied by (y) the number of shares subject to the Option, less applicable withholding taxes (the "Option Cash Payments"). Certain holders of such Options elected to utilize amounts otherwise receivable by them to purchase equity or equity units of the Company.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities.

(3) Includes 65,603 shares of the Company's Common Stock issued following exercise on March 12, 1999, of the DLJMB Warrants issued in connection with the PIK Preferred Stock. Also includes 22,425 shares of the Company's Common Stock issued following exercise on March 12, 1999, of warrants, which were issued as part of the Company's 14% Senior Discount Notes due 2008 purchased by the DLJ Mezzanine Investors (as defined herein).

(4) Consists of shares held directly by the following investors related to DLJMB and DLJ Investment Partners: DLJ Offshore Partners II, C.V. ("Offshore"), a Netherlands Antilles limited partnership, DLJ Diversified Partners, L.P. ("Diversified"), a Delaware limited partnership, DLJMB Funding II, Inc. ("Funding"), a Delaware corporation, DLJ Merchant Banking Partners II-A, L.P. ("DLJMBPIIA"), a Delaware limited partnership, DLJ Diversified Partners-A. L.P. ("Diversified A"), a Delaware limited partnership, DLJ Millennium Partners, L.P. ("Millennium"), a Delaware limited partnership, DLJ Millennium Partners-A, L.P. ("Millennium A"), a Delaware limited partnership, DLJ EAB Partners, L.P. ("EAB"), a Delaware limited partnership, UK Investment Plan 1997 Partners ("UK Partners"), a Delaware partnership, DLJ First ESC L.P. ("DLJ First ESC"), a Delaware limited partnership, DLJ ESC II, L.P. ("DLJESCII"), a Delaware limited partnership, DLJ Investment Partners, L.P. ("DLJIP"), a Delaware Limited Partnership, and DLJ Investment Funding ("DLJIF"), a Delaware Corporation. See "Board of Director Interlocks and Insider Participation". The address of each of DLJMB, Diversified, Funding, DLJMBPIIA, Diversified A, Millennium, Millennium A, DLJ First ESC, DLJ ESC II, DLJIP, DLJIF and EAB is 11 Madison Avenue, New York, New York 10010. The address of Offshore is John B. Gorsiraweg 14, Willemstad, Curacao, Netherlands Antilles. The address of UK Partners is 2121 Avenue of the Stars, Fox Plaza, Suite 3000, Los Angeles, California 90067.

(5) The address of 399 Venture Partners, Inc. is 399 Park Avenue, New York, New York, 10022-4614.

(6) Mr. Dean is an officer of DLJMB Inc., an affiliate of DLJMB. The business address of Mr. Dean is DLJMB Inc., 11 Madison Avenue, New York, New York 10010. Share data shown for Mr. Dean excludes shares shown as held by the DLJMB Funds, to which Mr. Dean disclaims beneficial ownership.

(7) Mr. Peinado is an officer of DLJMB. The business address of Mr. Peinado is 11 Madison Avenue, New York, New York 10010. Share data shown for Mr. Peinado excludes shares shown as held by DLJMB, to which Mr. Peinado disclaims beneficial ownership.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company had four (4) regular meetings and one
(1) special meeting during 2001. Each of the directors attended 75% or more of the total number of the Board of Directors meetings held during 2001. The Board of Directors has no standing Audit, Nominating or Compensation Committees.

DIRECTOR COMPENSATION

     During fiscal 2001, Mr. Ashton received compensation for his services as director. Mr. Ashton received compensation of $23,500 for four meetings he attended as a director and one special committee meetings he attended. Mr. Fort was a director during the fiscal year, but resigned effective March 1, 2002. During fiscal 2001, Mr. Fort received compensation of $100,000 for four board meetings he attended as Chairman of the Board. Messrs. Fort and Ashton also received reimbursement for reasonable and customary travel expenses. Messrs. Kauer, Dean and Peinado did not receive any compensation for their services as board members. No options were granted to any of the board members in 2001.

EXECUTIVE OFFICERS

     Set forth below is the name, age and office of each "executive officer" of the Company (as defined by the Securities and Exchange Commission).

     David A. Kauer, age 46    President and Chief Executive Officer
     Michael R. Elia, age 43   Senior Vice President and Chief Financial Officer

     Executive officers are elected annually to serve for a year or until their successors are elected. During the past five years, Mr. Kauer has had the business experience set forth above under "Directors," while Mr. Elia has had the business experience described below. Unless otherwise stated, positions are with the Company.

     MICHAEL R. ELIA

     Mr. Elia has been the Senior Vice President, Chief Financial Officer and Secretary since June 1999. Mr. Elia also served as Treasurer from June 1999 through December 2000. Mr. Elia was Vice President and Controller from August 1998 to June 1999. He served as Chief Financial Officer of Jordan Telecommunication Products from February 1997 to August 1998, and as Division V.P. and Controller from 1994 to 1995 and Director of Strategic Planning from 1996 to 1997 at Fieldcrest Cannon, Inc. From 1983 through 1993, he held senior financial positions with Insilco's Technologies Group. Prior to joining Insilco, he was with Ernst & Young LLP.

                             EXECUTIVE COMPENSATION

     The aggregate remuneration of the Chief Executive Officer and the one other most highly compensated executive officer of the Company whose salary and bonus (earned) exceeded $100,000 for the fiscal year ended December 31, 2001 (the "Named Executive Officers"), is set forth in the following table:

                           SUMMARY COMPENSATION TABLE

                                                                              Long-Term
                                                                             Compensation
                                                                            -------------
                                                 Annual Compensation            Awards
                                   ---------------------------------------- -------------
                                                                              Securities
Name and Principal                                          Other Annual      Underlying      All Other
Position                     Year   Salary($)   Bonus($)   Compensation($)    Options(#)   Compensation($)
-------------------------- ------- ----------- ---------- ----------------- ------------- -----------------
David A. Kauer(1)            2001    300,000         --              --             --          3,031(3)
President and CEO            2000    300,000    232,757              --          6,000        389,139(4)
                             1999    255,000    122,000              --         20,000          3,342(5)
-------------------------- ------- ----------- ---------- ----------------- ------------- -----------------
Michael R. Elia              2001    225,500         --              --             --          3,664(6)
Senior Vice President,       2000    215,625     63,106        63,106(2)         4,000          3,010(7)
Chief Financial Officer,     1999    185,000     29,500        29,500(2)        10,000          2,905(8)
  and Secretary
-------------------------- ------- ----------- ---------- ----------------- ------------- -----------------

(1) Mr. Kauer was named President and Chief Executive Officer of the Company in June 1999.

(2)   Deferred compensation.

(3) Includes Thrift Plan contributions ($2,550) and insurance premiums paid by the Company ($481).

(4) Includes non-cash Equity Unit Conversion ($385,350), Thrift Plan contributions ($2,550) and insurance premiums paid by the Company ($1,239).

(5) Includes Thrift Plan contributions ($2,400) and insurance premiums paid by the Company ($942).

(6) Includes Thrift Plan contributions ($2,409) and insurance premiums paid by the Company ($1,255).

(7) Includes Thrift Plan contributions ($2,550) and insurance premiums paid by the Company ($460).

(8) Includes Thrift Plan contributions ($2,400) and insurance premiums paid by the Company ($505).

                        OPTION GRANTS IN LAST FISCAL YEAR

There were no options granted during fiscal year 2001 to the Named Executive Officers.


               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

     The following table provides certain information regarding the number and the value of stock options exercised during 2001 and the value of stock options held by the Named Executive Officers at fiscal year end.

                                                  NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                 UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS AT
                                              OPTIONS AT FISCAL YEAR-END(#)         FISCAL YEAR-END($)(1)
------------------------------------------------------------------------------------------------------------
                      SHARES
                    ACQUIRED ON     VALUE
                     EXERCISE      REALIZED
          NAME          (#)           ($)      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
------------------------------------------------------------------------------------------------------------
David A. Kauer           --            --         10,400          15,600            --              --
------------------------------------------------------------------------------------------------------------

Michael R. Elia          --            --          5,600           8,400            --              --
------------------------------------------------------------------------------------------------------------

(1) Represents the total gain which would have been realized if all in-the-money options held at fiscal year end had been exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and per share fair market value at year end. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.

RETIREMENT PLAN AND SUPPLEMENTAL ARRANGEMENTS

     The Company's Retirement Plan for Salaried Employees (the "Retirement Plan") provides retirement benefits for salaried employees, including officers. The Company compensates employees for the loss of benefits which otherwise would result because of the limitations the Internal Revenue Code places on pensions that may be paid under tax-qualified retirement plans such as the Retirement Plan. The unfunded supplemental retirement payments are accounted for as operating expenses when earned.

     The following table shows the estimated annual retirement allowances payable after retirement at normal retirement age to persons in the following specified remuneration and years-of-service classifications (before any deductions for joint or survivorship payments) without regard to any statutory limitations imposed by the Internal Revenue Code. Normal retirement allowances, beginning at age 65, equal (i) 50% of final average compensation minus (ii) 50% of the retiree's primary social security benefit, pro-rated if total service is less than 25 years or, in certain cases, is less than 35 years. Five years of service is required for vesting.

        FINAL                            YEARS OF SERVICE
       AVERAGE
     EARNINGS(1)       15           20           25           30           35
   -----------------------------------------------------------------------------


      $125,000     $ 33,385     $ 44,514     $ 55,642     $ 55,642     $ 55,642
       150,000       40,885       54,514       68,142       68,142       68,142
       175,000       48,385       64,514       80,642       80,642       80,642
       200,000       55,885       74,514       93,142       93,142       93,142
       250,000       70,885       94,514      118,142      118,142      118,142
       300,000       85,885      114,514      143,142      143,142      143,142
       350,000      100,885      134,514      168,142      168,142      168,142
       400,000      115,885      154,514      193,142      193,142      193,142
       450,000      130,885      174,514      218,142      218,142      218,142
       500,000      145,885      194,514      243,142      243,142      243,142
       550,000      160,885      214,514      268,142      268,142      268,142
       600,000      175,885      234,514      293,142      293,142      293,142
       650,000      190,885      254,514      318,142      318,142      318,142

---------------

(1) The higher of: (i) the average annual compensation for any five consecutive calendar years during the final 10 years of employment; or
        (ii) the average annual compensation for the last 60 months of employment. Compensation consists of salary (including voluntary salary deferrals) and bonus. Supplemental payments are based on average earnings in excess of $160,000.

     At December 31, 2001, Messrs. Kauer and Elia were credited, under the Retirement Plan and various supplemental arrangements, with approximately 7.3 and 12.7 years of service, respectively, for purposes of determining their pensions.

THE FOLLOWING COMPENSATION REPORT AND PERFORMANCE GRAPH WILL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY OF THE COMPANY'S FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND WILL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

                     BOARD REPORT ON EXECUTIVE COMPENSATION

OVERVIEW

     The Board of Directors, with the advice of the Chief Executive Officer, reviews and evaluates individual executive officers and determines the compensation for each executive officer. In general, the Board's philosophy is to attract, motivate and retain qualified key executives, reward individual performance, relate compensation to Company goals and objectives and enhance stockholder value. The Company's compensation program includes competitive base salaries, annual bonus opportunities, competitive benefits and long-term awards under the Insilco Holding Co. Stock Option Plan.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     Mr. Kauer became the Company's President and Chief Executive Officer in June 1999. In 2001, Mr. Kauer's base salary was $300,000. Determination of Mr. Kauer's salary was primarily based on Mr. Kauer's background and experience, and the compensation levels of executives in similar positions in comparable businesses. Mr. Kauer received no bonus in 2001.

COMPENSATION OF EXECUTIVE OFFICERS

     The Company's compensation program for its executive officers is based on the following objectives:

     o Total compensation of the executive officers should be linked to the financial performance of the Company and enhancement of stockholder value.

     o The compensation paid to the executive officers of the Company should be competitive with executive compensation levels of similar companies so that the Company can attract, motivate and retain qualified key executives.

     o The compensation program should reward outstanding individual performance and contributions to the Company as well as experience.

     Compensation for executive officers in 2001 consisted of base salary. Base salaries were paid to executive officers (excluding the Chief Executive Officer) based upon each such executive officer's individual performance, duties, responsibilities, experience and tenure, general economic conditions, the recent financial performance of the Company, and other factors.

     The Insilco Holding Co. Stock Option Plan was adopted in 1998. (See summary compensation tables). The future determination of any such awards will be based on: (a) the executive's contributions, performance and perceived ability to impact overall business results and (b) the levels of options awarded to executives in similar positions and at similar salary levels as compared to surveys published by compensation consulting firms.


BOARD OF DIRECTORS:

James E. Ashton
Thompson Dean
George A. Peinado
David A. Kauer

                               PERFORMANCE GRAPHS

     As a result of the Mergers on August 17, 1998, the holders of Insilco Common Stock received $43.48 in cash and 0.03378 of a share of Company Common Stock for each share of Insilco Common Stock.

     The following Performance Graph compares the performance of the Company with that of the Standard & Poor's 500 Index and the Russell 2000 Index. The comparison of cumulative total return to stockholders assumes that $100 was invested in the Common Stock of the Company and in the Standard & Poor's 500 Index and the Russell 2000 Index on August 17, 1998, the date of the Mergers and that all dividends were reinvested.


                 COMPARISON OF 28 MONTH CUMULATIVE TOTAL RETURN
                  AMONG INSILCO HOLDING CO., THE S&P 500 INDEX
                           AND THE RUSSELL 2000 INDEX


                            [LINE GRAPH APPEARS HERE]


                       8/17/1998  12/31/1998  12/31/1999  12/31/2000  12/31/2001

Insilco Holding Co.        100          49          57         122          5
S&P 500 Index              100         113         136         122        106
Russell 2000 Index         100         104         125         120        177

     The following Performance Graph compares the performance of Insilco with that of the Standard & Poor's 500 Index and the Russell 2000 Index through the date of the Merger, August 17, 1998. The comparison of cumulative total return to stockholders assumes that $100 was invested in the Common Stock of Insilco on September 15, 1993 (the effective date of the registration of the Insilco's Common Stock under the Securities Exchange Act of 1934, as amended), and in the Standard & Poor's 500 Index and the Russell 2000 Index on August 31, 1993, and that all dividends were reinvested.


                 COMPARISON OF 60 MONTH CUMULATIVE TOTAL RETURN
                        AMONG INSILCO, THE S&P 500 INDEX
                           AND THE RUSSELL 2000 INDEX







                            [LINE GRAPH APPEARS HERE]




                       8/30/1993  12/31/1993  12/31/1994  12/31/1995  12/31/1996  12/31/1997  8/17/1998
Insilco                    100         113         207         266         321         275        367
S&P 500 Index              100         101          99         133         160         209        234
Russell 2000 Index         100         105         102         128         147         178        164

BOARD OF DIRECTOR INTERLOCKS AND INSIDER PARTICIPATION

     The DLJMB Funds own approximately 70.5% of the outstanding shares of the Company's Common Stock. Mr. Dean is an officer of DLJMB, Inc., an affiliate of DLJMB, and a director of Insilco and the Company. Mr. Peinado is an officer of DLJMB and a director of the Company. Neither the Company nor Insilco is aware of any transaction or of any currently proposed transaction, in which DLJ has any material direct or indirect interest as a result of its ownership position in a party to the transaction other than Insilco, except as follows:

     Insilco sold its "Automotive Businesses" to ThermaSys Holding Company, ThermaSys Corporation, ThermaSys I Inc., ThermaSys II, Inc., and ThermaSys III, Inc. in 2000. Various DLJ companies own approximately 81% of these ThermaSys companies.

     Donaldson Lufkin & Jenrette Securities Corporation ("DLJSC") received customary fees in connection with the distribution, as part of the financing of the Merger, by Silkworm of units (which were converted into units of the Company (the "Company Units") in the Merger), each unit consisting of $1,000 principal amount at maturity of 14% Senior Discount Notes due 2008 (the "Old Notes"), received customary fees in connection with the arranging of the syndication of the new credit facility, received customary fees in connection with the distribution of the Company's Units and received an advisory fee in connection with the Mergers. In connection with the sale of the Company's Units, the Company granted registration rights to DLJSC in connection with its market-making activities and agreed to indemnify DLJSC against certain liabilities, including liabilities under the Securities Act of 1933, as amended. DLJ Investment Partners, L.P., DLJ ESC II, L.P. and DLJ Investment Funding, Inc. (the "DLJ Mezzanine Investors"), each of which is an affiliate of DLJMB, purchased and aggregate of approximately 50% of the Company Units and are entitled to certain registration rights in connection therewith. In connection with the Mergers, DLJMB and the Company entered into an agreement with respect to registration and certain other rights.

     In addition, DLJ Capital Funding is an agent and lender under the 1998, 2000 and 2001 credit facilities. DLJ Capital Funding and DLJSC each receive customary fees in connection with the provision of these credit facilities. Further, DLJ Capital Funding, Inc., an affiliate of DLJSC, acted as syndication agent in connection with these credit facilities for which it received certain customary fees and expenses and DLJ Bridge Finance Inc., an affiliate of DLJSC, purchased the bridge notes related to the 1998 credit facility, for which it received customary fees and expenses. DLJSC has, from time to time, provided investment banking and other financial advisory services to Insilco in the past for which it has received customary compensation, and will provide such services and financial advisory services to Insilco in the future. DLJSC acted as purchaser in connection with the initial sale of the 12% Senior Subordinated Notes due 2007 and received an underwriting discount of approximately $3.6 million in connection therewith. DLJ Capital Funding received $3.2 million for services as Lead Arranger and Syndication Agent in connection with the 1998 credit facility. DLJ Capital Funding also received $1.8 million in fees to provide a backstop credit facility in connection with the Mergers. DLJSC received a merger advisory fee of $3.5 million in cash from the Company after the consummation of the Merger. In connection with the amendment and restatement of Insilco's Bank Credit Agreement in 2000, DLJ Capital Funding received $5.3 million for services as Lead Arranger and Syndication Agent. Credit Suisse First Boston ("CSFB") acquired DLJSC during 2000. In connection with the amendment of Insilco's Bank Credit Agreement in 2001, CSFB received $0.6 million for services as lead Arranger and Syndication Agent. The aggregate fees received by CSFB entities for its various services in 2001 were approximately $0.8 million.

     Currently, none of the directors of the Company, with the exception of Mr. Kauer, are employees of the Company. Mr. Kauer serves as the Company's President and Chief Executive Officer.


                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     On September 24, 2001, Insilco Holding Co. (the "Company") dismissed its independent auditors, KPMG LLP ("KPMG") and appointed PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") as its new independent auditors for the fiscal year ending December 31, 2001. The decision to dismiss KPMG and to engage PricewaterhouseCoopers was approved by the unanimous vote of the Company's Board of Directors. The reports of KPMG on the consolidated financial statements of the Company for its fiscal years ended December 31, 2000 and December 31, 1999 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the Company's two most recent fiscal years and the subsequent interim periods through September 24, 2001, there were no disagreements between the

Company and KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreement in connection with its reports (a "Disagreement"). The Company has not, during the Company's two most recent fiscal years or the subsequent interim period through September 24, 2001, consulted with PricewaterhouseCoopers regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and either a written report was provided to the Company or oral advice was provided that PricewaterhouseCoopers concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) any matter that was the subject of a Disagreement with KPMG. The Company furnished KPMG with a copy of the Form 8-K filed on October 4, 2001, and requested that KPMG furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agreed with the above statements. A copy of KPMG's letter to the Commission, dated October 4, 2001, was filed as Exhibit 16.1 to the current report on Form 8-K.

     It is expected that a representative of PricewaterhouseCoopers will be present at the Annual Meeting, will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

AUDIT FEES

     KPMG

     The aggregate fees billed for professional services rendered by KPMG for the beginning of the audit of our annual financial statements for the year ended December 31, 2001, and the March 31, 2001 and June 30, 2001 reviews of the condensed financial statements included in our quarterly Reports on Forms 10-Q, were $107,700. KPMG was dismissed before the audit was completed.

     PricewaterhouseCoopers

     The aggregate fees billed for professional services rendered by PricewaterhouseCoopers for the audit of our annual financial statements for the year ended December 31, 2001, and the review of the condensed financial statements included in our September 30, 2001 quarterly Report on Form 10-Q were $208,519.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     KPMG

     The aggregate fees billed for information technology services rendered by KPMG during the year ended December 31, 2001, were $0.

     PricewaterhouseCoopers

     The aggregate fees billed for information technology services rendered by PricewaterhouseCoopers during the year ended December 31, 2001, were $0.

ALL OTHER FEES

     KPMG

     The aggregate fees billed for all other services, exclusive of the fees disclosed above relating to financial statement audit services and financial information systems design and implementation, rendered by KPMG during the year ended December 31, 2001, was $1,003,832. These other services consisted of the following:

     Other Fees
     ----------

       Statutory Audit Not Required for the Financial Statement........$  7,500

     Audit
     -----

       Audits of Employee Benefit Plans................................$ 76,950
       Tax Services....................................................$779,412
       Other.......................................................... $139,970

PricewaterhouseCoopers

The aggregate fees billed for all other services, exclusive of the fees disclosed above relating to financial statement audit services and financial information systems design and implementation, rendered by PricewaterhouseCoopers, during the year ended December 31, 2001, was $93,727. These other services consisted of the following:

     Audit
     -----

       Other...........................................................$ 93,727

CONSIDERATION OF NON-AUDIT SERVICES PROVIDED BY THE INDEPENDENT ACCOUNTANT

     The board of directors has considered whether the services provided under financial information systems design and implementation and other non-audit services are compatible with maintaining the auditor's independence.

                                  ANNUAL REPORT

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, containing financial statements for such year and the signed opinion of PricewaterhouseCoopers, independent certified public accountants, with respect to such financial statements, has been simultaneously sent to stockholders with this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material, and management does not intend to ask, suggest or solicit any action from the stockholders with respect to such report.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001, IS AVAILABLE WITHOUT CHARGE TO STOCKHOLDERS ON REQUEST
TO:

                         Insilco Holding Co.
                         Attn:  Corporate Secretary
                         425 Metro Place North
                         Dublin, Ohio 43017

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and greater than 10% stockholders, to file reports of ownership and changes in ownership of the Company's securities with the Securities and Exchange Commission ("SEC"). Copies of the reports are required by SEC regulation to be furnished to the Company. Based on its review of such reports and written representations from reporting persons, the Company believes that all reporting persons complied with all filing requirements during fiscal 2001.

                         COST OF SOLICITATION OF PROXIES

     The cost of this solicitation will be paid by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may solicit proxies personally or by telephone. The Company may request persons holding shares in their names for others to forward soliciting materials to their principals to obtain authorization for the execution of proxies, and the Company may reimburse such persons for their expenses in doing so.

                              STOCKHOLDER PROPOSALS

     Each year the Board of Directors submits its nominations for election of directors at the Annual Meeting of Stockholders. Other proposals may be submitted by the Board of Directors or the stockholders for inclusion in the Proxy Statement for action at the Annual Meeting of Stockholders. Any proposal submitted by a stockholder for inclusion in the Proxy Statement for the 2003 Annual Meeting of Stockholders which is expected to be held in October 2003 must be received by the Company (addressed to the attention of the Corporate Secretary) on or before April 16, 2003. Any stockholder proposal submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934 for presentation at the 2003 Annual Meeting will be considered untimely for the purposes of Rule 14a-4 and 14a-5 if notice thereof is received by the Company after June 16, 2003. To be submitted at the meeting, any such proposal must be a proper subject for stockholder action under the laws of the state of Delaware.

                                  OTHER MATTERS

     The only business which management intends to present at the meeting consists of the matters set forth in this statement. Management knows of no other matters to be brought before the meeting by any other person or group. If any other matter should properly come before the meeting, the proxy holders will vote thereon in their discretion. All proxies received duly executed will be voted. You are requested to sign and date the enclosed proxy and mail it promptly in the enclosed envelope. If you later desire to vote in person, you may revoke your proxy, either by written notice to the Company or in person at the meeting, without affecting any vote previously taken.


                                      BY ORDER OF THE BOARD OF DIRECTORS

                                      DAVID A. KAUER
                                      PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                                                    COMMON STOCK

                           PROXY - INSILCO HOLDING CO.

     The undersigned stockholder of Insilco Holding Co. (the "Company") hereby appoints David A. Kauer and Robert J. Tannous, or either one of them, as attorneys and proxies with full power of substitution to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Corporate Headquarters of Insilco Holding Co. at 425 Metro Place North, Dublin, Ohio 43017, on October 16, 2002, at 10:00 a.m., local time, and at any adjournments or postponements thereof as follows:

1. THE ELECTION OF DIRECTORS.
   |_| FOR all nominees listed below (except as marked to the contrary)
   |_| WITHHOLD AUTHORITY to vote for all nominees listed below
       (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
        STRIKE A LINE THROUGH THE NOMINEE'S NAME BELOW.)

                James E. Ashton       o     Thompson Dean
                George A. Peinado     o     David A. Kauer

2. IN THEIR DISCRETION TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

     The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders, dated September 16, 2002 and the Proxy Statement furnished therewith. Any proxy heretofore given to vote said shares hereby is revoked.

     PLEASE SIGN AND DATE THIS PROXY BELOW AND RETURN IN THE ENCLOSED ENVELOPE.

                                          Dated:                      , 2002
                                                ----------------------


                                          ---------------------------------
                                                     (Signature)


                                          ---------------------------------
                                                     (Signature)

                                          Signature(s) must agree with the
                                          name(s) printed on this Proxy. If
                                          shares are registered in two names,
                                          both stockholders should sign this
                                          Proxy. When signing as attorney,
                                          executor, administrator, trustee or
                                          guardian, please give your full title.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS